Exhibit 5.1

[Letterhead of

weintraub genshlea chediak

tobin & tobin

LAW CORPORATION]

June 26, 2012	Phillip R. Pollock 415.772.9679 direct ppollock@weintraub.com

Sequoia Residential Funding, Inc.

One Belvedere Place, Suite 330

Mill Valley, CA 94941

Re:          Registration Statement on Form S-3 by Sequoia Residential Funding, Inc.

Dear Ladies and Gentlemen:

We have acted as special counsel to Sequoia Residential Funding, Inc., a Delaware corporation (the “Company”), in connection with the offering of approximately $293,590,498 aggregate principal amount of the Company’s Sequoia Mortgage Trust 2012-3, Mortgage Pass-Through Certificates, Series 2012-3, Class A-1 Certificates, Class A-2 Certificates, Class A-IO1 Certificates, Class A-IO2 Certificates, Class B-1 Certificates, Class B-2 Certificates and Class B-3 Certificates (the “Certificates”), pursuant to a prospectus dated June 21, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 26, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-179292) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and was declared effective on April 13, 2012.

As set forth in the Prospectus, the Certificates will be issued by a trust under and pursuant to the conditions of a pooling and servicing agreement dated as of June 1, 2012 (the “Pooling and Servicing Agreement”) among the Company, Christiana Trust, a division of Wilmington Savings Fund Society FSB, as trustee (the “Trustee”), and Wells Fargo Bank, N.A., as master servicer and securities administrator (the “Master Servicer”), and acknowledged as to specified sections by Redwood Residential Acquisition Corporation, as seller (the “Seller”).

We have examined and relied upon copies of the Company’s Bylaws, the Registration Statement, the form of Pooling and Servicing Agreement and the forms of Certificates included as exhibits thereto, and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

June 26, 2012

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1. When the Pooling and Servicing Agreement relating to the Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Master Servicer and the Trustee, and the Seller as to specified sections, such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.

2. The Certificates have been duly authorized by all necessary action on the part of the Company, and when duly executed and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor as described in the Registration Statement and the Prospectus, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the Pooling and Servicing Agreement.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the corporation laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,

weintraub genshlea chediak

tobin & tobin

LAW CORPORATION

/s/ weintraub genshlea chediak tobin & tobin